PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2016	2015
GAAP Net Income (a)	$23,501	$7,142

Add: interest expense	1,174	1,370
Add: income tax expense	3,700	3,134
Add: depreciation and amortization	20,457	20,607
Add: special items (b)	897	1,826
Non-GAAP EBITDA	$49,729	$34,079

(a)	Includes net income attributable to noncontrolling interests, and in 2016 includes gain on sale of investment in a foreign entity

(b)	Special items consist of stock compensation expense, and in 2015 includes financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes